AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2004
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------
                          NORTHWEST NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

               OREGON                                      93-0256722
    (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                    Identification No.)

                   One Pacific Square, 220 N.W. Second Avenue
                             Portland, Oregon 97209
                                  503-226-4211
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -------------------
                                 MARK S. DODSON
                      President and Chief Executive Officer
                   One Pacific Square, 220 N.W. Second Avenue
                             Portland, Oregon 97209
                                  503-226-4211

          BRUCE R. DeBOLT                                 JOHN T. HOOD, Esq.
  Senior Vice President, Finance,                      Thelen Reid & Priest LLP
    and Chief Financial Officer                            875 Third Avenue
One Pacific Square, 220 N.W. Second Avenue             New York, New York 10022
       Portland, Oregon 97209                                  212-603-2000
           503-226-4211
    (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                               -------------------
    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                                                     Proposed maximum        Amount of
  Title of each class of securities                 aggregate offering    registration fee
        to be registered  price                             (1)(2)              (3)
---------------------------------------------------------------------------------------------
Debt Securities...................................
Preferred Stock...................................
Common Stock, $3 1/6 par value....................
Common Share Purchase Rights......................
---------------------------------------------------------------------------------------------
      Total                                            $200,000,000           $19,820
=============================================================================================


(1) Includes an indeterminate number or amount of debt securities, shares of preferred stock and common stock (with common share purchase rights) as may from time to time be issued at indeterminate prices provided that in no event will the aggregate initial price of all debt securities, preferred stock and common stock with common share purchase rights sold under this registration statement exceed $200,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $200,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount. Since no separate consideration will be paid for the common share purchase rights, the registration fee for such securities is included in the fee for the common stock. The value attributable to the common share purchase rights, if any, is reflected in the market price of the common stock.

(2) Estimated solely for the purpose of calculating the registration fee.




(3) Prior to the filing of this registration statement, $60,000,000 aggregate principal amount of the registrant's securities remained registered and unsold under Registration Statement No. 333-100326 filed with the SEC on October 4, 2002. The registration fee of $5,520 associated with the unsold securities has been offset from the registration fee of $25,340 associated with the securities to be registered, and such unsold securities are hereby deemed deregistered.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED ___________, 200_

PROSPECTUS

                                  $200,000,000

                    [GRAPHIC OMITTED][LOGO] [GRAPHIC OMITTED]

                          NORTHWEST NATURAL GAS COMPANY

                                 DEBT SECURITIES

                                 PREFERRED STOCK

                                       and

                                  COMMON STOCK

      Northwest Natural Gas Company (NW Natural) may offer from time to time up to an aggregate of $200,000,000 of its securities. NW Natural will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

      NW Natural's common stock is listed on the New York Stock Exchange and trades under the symbol "NWN."

      NW Natural may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page ___ of this prospectus also provides more information on this topic.

      NW Natural's principal executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is (503) 226-4211.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _________, 200_

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. Northwest Natural Gas Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION..........................................3

FORWARD-LOOKING STATEMENTS...................................................3

NW NATURAL...................................................................4

USE OF PROCEEDS..............................................................4

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERENCE DIVIDENDS....................................4

DESCRIPTION OF DEBT SECURITIES...............................................5

DESCRIPTION OF THE BONDS.....................................................5

DESCRIPTION OF THE UNSECURED DEBT SECURITIES.................................9

DESCRIPTION OF PREFERRED STOCK..............................................13

DESCRIPTION OF COMMON STOCK.................................................15

PLAN OF DISTRIBUTION........................................................17

EXPERTS.....................................................................18

LEGALITY....................................................................18

                       WHERE YOU CAN FIND MORE INFORMATION

      NW Natural files annual, quarterly and other reports and other information with the Securities and Exchange Commission (SEC). Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference room of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural also maintains a Web site (http://www.nwnatural.com). Information contained on NW Natural's Web site does not constitute part of this prospectus.

      NW Natural's common stock is listed on the New York Stock Exchange under the symbol "NWN", and information concerning NW Natural can also be inspected at the office of that exchange located at 20 Broad Street, New York, New York 10005.

      The SEC allows NW Natural to "incorporate by reference" the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Natural is incorporating by reference the documents listed below and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange
Act), until NW Natural sells all of the securities described in this prospectus. In addition, any filings which NW Natural makes with the SEC after the initial filing date of the registration statement of which this prospectus is a part and prior to the effective date of such registration statement will also be incorporated by reference in the prospectus. However, any information furnished under Items 9 or 12 of any Current Report on Form 8-K shall not be deemed incorporated by reference herein. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

     o NW Natural's Annual Report on Form 10-K for the year ended December 31, 2002.

     o NW Natural's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003.

     o NW Natural's Current Reports on Form 8-K filed February 5, 2003, May 1, 2003 (with respect to the information set forth under Item 5 of such report), August 28, 2003 and January 29, 2004 (with respect to the information set forth under Item 5 of such report).

      You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211.

      You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. NW Natural has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. NW Natural is not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any state where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

                           FORWARD-LOOKING STATEMENTS

      This document does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the

Exchange Act. Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a discussion of factors which may affect forward-looking statements contained herein and in the incorporated documents, see NW Natural's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q.

                                   NW NATURAL

      NW Natural is principally engaged in the distribution of natural gas to customers in western Oregon and southwestern Washington, including the Portland metropolitan area. NW Natural and its predecessors have supplied gas service to the public since 1859. NW Natural's executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

                                 USE OF PROCEEDS

      The net proceeds to be received by NW Natural from the sale of these securities will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural's ongoing utility construction program.

      NW Natural expects its utility construction expenditures in 2004 to aggregate $165 million, and in the five-year period, 2004-2008, to aggregate between $500 million and $600 million.

      It is estimated that 60% of the funds required for corporate purposes during the 2004-2008 period will be internally generated and that the balance, as well as substantially all of the funds required for the refinancing of maturing debt, will be raised through the sale of equity and debt securities in such amounts and at such times as NW Natural's cash requirements and market conditions shall determine.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

      The ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preference dividends, calculated according to the rules set forth under the Securities Act, for the following periods were:

                                                                 RATIO OF EARNINGS
                                           RATIO OF              TO COMBINED FIXED
            PERIOD                        EARNINGS TO         CHARGES AND PREFERENCE
                                         FIXED CHARGES               DIVIDENDS
------------------------------------------------------------------------------------
Nine Months Ended September 30, 2003*         2.29                      2.27
Year Ended December 31, 2002                  2.85                      2.74
Year Ended December 31, 2001                  3.14                      3.01
Year Ended December 31, 2000                  3.14                      3.00
Year Ended December 31, 1999                  3.12                      2.97
Year Ended December 31, 1998                  2.20                      2.12


      Earnings consist of net income to which has been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income. Preference dividends are the amounts of pre-tax earnings that are required to pay dividends on outstanding preference securities (which may include any NW Natural preferred and/or preference stock outstanding for the period).

-------
* A significant part of the businesses of NW Natural is seasonal in nature; therefore, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for the interim period are not necessarily indicative of the results for a full year.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

      The following sections set forth certain general terms and provisions of NW Natural's secured and unsecured debt securities, consisting of first mortgage bonds and debentures, notes or other debt, that NW Natural may offer by this prospectus. NW Natural will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

                            DESCRIPTION OF THE BONDS

GENERAL

      NW Natural will issue its first mortgage bonds, in one or more series, under the Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company)(the Corporate Trustee) and Stanley Burg (successor to R.G. Page and J.C. Kennedy), as trustees (together, Mortgage Trustees), which has been amended and supplemented in the past and which may be supplemented again by one or more supplemental indentures relating to these securities. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "Mortgage." These first mortgage bonds offered by this prospectus are referred to in this prospectus as the "Bonds." All first mortgage bonds issued or to be issued under the Mortgage, including the Bonds, are referred to herein as "First Mortgage Bonds."

      This section briefly summarizes some of the provisions of the Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. The Mortgage is on file with the SEC and is incorporated by reference in this prospectus. You should read the Mortgage for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

      Each series of Bonds may have different terms. NW Natural will include some or all of the following information about a specific series of Bonds in the prospectus supplement relating to those Bonds:

o the designation of the series and the aggregate principal amount of those Bonds,

o    the interest rate(s) for those Bonds,

o the currency or currencies in which payment of the principal of and interest on those Bonds may be made,

o    the date(s) on which those Bonds will mature,

o the dates on which NW Natural will pay the interest on those Bonds and the date from which interest will accrue,

o the place(s) where the principal of and interest on those Bonds will be payable,

o whether all or any portion of those Bonds will be issued to a designated depositary,

o the additional place(s) for the payment of principal or interest or for the registration or transfer of those Bonds,

o any terms or obligations of NW Natural relating to creation of a sinking fund with respect to those Bonds or permitting conversion of those Bonds into capital stock of the Company or another entity,

o any terms permitting bondholders to exchange those Bonds for other securities,

o    any terms pursuant to which NW Natural may redeem any of those Bonds, and

o any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

FORM, EXCHANGE AND PAYMENT

      Unless otherwise specified in the prospectus supplement relating to the Bonds, the Bonds will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

PROVISIONS FOR MAINTENANCE OF PROPERTY

      While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions.

SECURITY

      First Mortgage Bonds issued or to be issued under the Mortgage are or will be secured by the Mortgage, which constitutes a first mortgage lien on certain gas utility properties owned from time to time by NW Natural (except as stated below), subject to Excepted Encumbrances, including minor defects and irregularities customarily found in properties of similar size and character.

There are excepted from the lien:

      (1) cash and securities,

      (2) certain equipment, apparatus, materials or supplies,

      (3) aircraft, automobiles and other vehicles,

      (4) receivables, contracts, leases and operating agreements,

      (5) timber, minerals, mineral rights and royalties, and

      (6) all Natural Gas and Oil Production Property.

      The Mortgage contains provisions that impose the lien of the Mortgage on property acquired by NW Natural after the date of the Mortgage, other than the excepted property described above and subject to pre-existing liens. However, if NW Natural consolidates, merges or sells substantially all of its assets to another corporation, the lien created by the Mortgage will generally not cover the property of the successor corporation, other than the property it acquires from NW Natural and improvements, extensions, additions, renewals and replacements of that property. (See Mortgage, Article XVI.)

      The Mortgage provides that the Mortgage Trustees shall have a lien upon the mortgaged property, prior to that of the First Mortgage Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the First Mortgage Bonds. (See Mortgage, Section 96.)

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

      First Mortgage Bonds may be issued from time to time on the basis of:

      (1) 60% of property additions, after adjustments to offset retirements (See "Modification of the Mortgage -- Issuance of Additional First Mortgage Bonds" below),

      (2)   the retirement of First Mortgage Bonds or qualified lien bonds, or

      (3)   the deposit of cash.

With certain exceptions in the case of (2) above, the issuance of First Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months must be at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the additional issue, and all indebtedness of prior rank.

      Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but may not include securities, airplanes, automobiles or other vehicles, or natural gas transmission lines or Natural Gas and Oil Production Property. As of September 30, 2003, approximately $457 million of property additions were available for use as the basis for the issuance of First Mortgage Bonds. As of September 30, 2003, approximately $193 million of retired First Mortgage Bonds were available for use as the basis for the issuance of First Mortgage Bonds.

      The Mortgage contains certain restrictions upon the issuance of First Mortgage Bonds against property subject to liens.

      The Bonds will be issued against property additions and/or retired First Mortgage Bonds.

      (See Mortgage, Sections 4-7, 20-30 and 46, and Third Supplemental Indenture, Sections 3 and 4.)

RELEASE AND SUBSTITUTION OF PROPERTY

      Property may be released on the basis of:

      (1) the deposit of cash or, to a limited extent, purchase money mortgages,

      (2)   property additions, or

      (3) the waiver of the right to issue First Mortgage Bonds on the basis of retired First Mortgage Bonds,

      in each case without applying any earnings test.

Cash so deposited as the basis for a release and cash deposited as the basis for the issuance of additional First Mortgage Bonds may be withdrawn upon the bases stated in (2) and (3) above without applying an earnings test. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue First Mortgage Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. (See Mortgage, Sections 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118.)

SATISFACTION AND DISCHARGE OF MORTGAGE

      The lien of the Mortgage may be canceled and discharged whenever all indebtedness secured by the Mortgage has been paid. First Mortgage Bonds, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of satisfying the lien of the Mortgage and shall not be deemed to be outstanding for any other purpose of the Mortgage if there shall have been deposited with the Corporate Trustee either:

      (1)   moneys in the necessary amount, or

      (2)   (a)   direct obligations of the government of the United States
                  of America, or

            (b) obligations guaranteed by the government of the United States of America, or

            (c) securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which in any case are not subject to redemption prior to maturity by anyone other than the holders, and the principal of and the interest on which when due, and without any regard to reinvestment thereof, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said First Mortgage Bonds or portions thereof on the redemption date or maturity date thereof, as the case may be. (See Mortgage, Section 106 and Thirteenth Supplemental Indenture, Section 3.02.)

DEFAULTS AND NOTICE THEREOF

      Defaults are:

      (1) default in payment of principal,

      (2) default for 60 days in payment of interest or of installments of funds for the retirement of First Mortgage Bonds,

      (3) certain defaults with respect to qualified lien bonds,

      (4) certain events in bankruptcy, insolvency or reorganization, and

      (5) default for 90 days after notice in the case of a breach of certain other covenants.

The Mortgage Trustees may withhold notice of default (except in payment of principal, interest or any fund for the retirement of First Mortgage Bonds) if they think it is in the interest of the bondholders. (See Mortgage, Sections 65 and 66.)

      Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustees written notice of a default and unless holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustees to act and offered them reasonable opportunity to act and the Mortgage Trustees have failed to act. The Mortgage Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. Holders of a majority of the First Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustees, or exercising any trust or power conferred upon the Mortgage Trustees, but the Mortgage Trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Sections 67, 71, 80 and 94.)

EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEES

      Compliance with Mortgage provisions is evidenced by written statements of NW Natural's officers or persons selected by NW Natural. In certain major matters the accountant, engineer, appraiser or other expert must be independent. Various certificates and other papers, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Sections 38 and 41-46.)

MODIFICATION OF THE MORTGAGE

      The rights of the bondholders may be modified with the consent of holders of 70% of the First Mortgage Bonds and, if less than all series of First Mortgage Bonds are affected, the consent also of holders of 70% of First Mortgage Bonds of each series affected. NW Natural has the right, without any consent or other action by holders of any outstanding series of First Mortgage Bonds, to substitute 66 2/3% for 70%. In general, no modification of the terms of payment of principal and interest, affecting the lien of the Mortgage or reducing the percentage required for modification (except as provided above) will be effective against any bondholder without his consent. (See Mortgage, Article XIX and Ninth Supplemental Indenture, Section 6.)

      NW Natural has the right to amend the Mortgage, without any consent or other action by holders of any outstanding series of First Mortgage Bonds in the following respects:

      Release and Substitution of Property

      To permit the release of property at the lesser of its cost or its fair value at the time that such property became funded property, rather than at its fair value at the time of its release; and to facilitate the release of unfunded property. (See Mortgage, Sections 3, 59 and 60 and Eighteenth Supplemental Indenture, Section 2.03.)

      Issuance of Additional First Mortgage Bonds

      To clarify that:

      (1) for purposes of determining annual interest requirements, interest on First Mortgage Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such First Mortgage Bonds or other indebtedness during the period of calculation or, if such First Mortgage Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance, and

      (2) no extraordinary items shall be included in operating expenses or deducted from revenues or other income in calculating adjusted net earnings (see Mortgage, Section
            7); and to revise the basis for the issuance of additional First Mortgage Bonds from 60% of property additions, after adjustments to offset retirements, to 70%.

            (See Mortgage, Sections 25, 26, 59 and 61 and Eighteenth Supplemental Indenture, Sections 2.01 and 2.02.)

THE CORPORATE TRUSTEE

      Deutsche Bank Trust Company Americas also serves as the Indenture Trustee under the Indenture under which the Indenture Securities, as defined below, are issued.

                  DESCRIPTION OF THE UNSECURED DEBT SECURITIES

GENERAL

      NW Natural will issue its unsecured debt securities, in one or more series, under an Indenture, dated as of June 1, 1991, between NW Natural and Deutsche Bank Trust Company Americas, as trustee (Indenture Trustee). This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the "Indenture." These unsecured debt securities offered by this prospectus are referred to in this prospectus as the "Unsecured Debt Securities."

      The Indenture provides for the issuance of debentures, notes or other debt by NW Natural in an unlimited amount from time to time. The Unsecured Debt Securities and all other debentures, notes or other debt of NW Natural issued or to be issued under the Indenture are collectively referred to in this prospectus as the "Indenture Securities."

      The Indenture does not limit the amount of debt, secured or unsecured, which may be issued by NW Natural.

      Indenture Securities will rank equally with all other unsecured and unsubordinated indebtedness of NW Natural. Substantially all of the gas plants, distribution systems and certain other materially important physical properties of NW Natural are subject to the lien of the Mortgage securing the First Mortgage Bonds. (See "Description of the Bonds--Security" and "-- Issuance of Additional First Mortgage Bonds", above.)

      This section briefly summarizes some of the provisions of the Unsecured Debt Securities and some of the provisions of the Indenture and uses some terms that are not defined in this prospectus but that are defined in the Indenture. This summary is not complete. The Indenture is on file with the SEC and is incorporated by reference in this prospectus. You should read the Indenture for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

      Each series of Unsecured Debt Securities may have different terms. NW Natural will include some or all of the following information about a specific series of Unsecured Debt Securities in the prospectus supplement(s) relating to those Unsecured Debt Securities:

o    the title of those Unsecured Debt Securities,

o any limit upon the aggregate principal amount of those Unsecured Debt Securities,

o whether those Unsecured Debt Securities will be offered on a periodic basis, with the specific terms of such Unsecured Debt Securities to be determined upon their issuance.

o the date(s) on which, and the manner in which, NW Natural will pay the principal of those Unsecured Debt Securities,

o the rate(s) of interest on those Unsecured Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which NW Natural will pay interest, the record date for any interest payable on any interest payment date, the manner in which such interest shall be payable, and the basis of computation of interest,

o the place(s) at which or methods by which the registered owners of those Unsecured Debt Securities may transfer or exchange those Unsecured Debt Securities and serve notices and demands to or upon NW Natural,

o any date(s) on which, the price(s) at which and the terms and conditions upon which those Unsecured Debt Securities may be redeemed, in whole or in part, at the option of NW Natural,

o any obligation of NW Natural, and the terms and conditions thereof, to redeem or repurchase those Unsecured Debt Securities, pursuant to any sinking fund or other provisions that would obligate NW Natural to repurchase or redeem those Unsecured Debt Securities,

o the denominations in which NW Natural may issue those Unsecured Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000,

o whether the amount of payments of principal of, or premium, if any, or interest on those Unsecured Debt Securities, may be determined with reference to an index, and, if so the manner in which such amounts shall be determined,

o the portion of the principal amount of those Unsecured Debt Securities that NW Natural will pay upon declaration of acceleration of the maturity of those Unsecured Debt Securities, if other than the entire principal amount of those Unsecured Debt Securities,

o any events of default with respect to those Unsecured Debt Securities and any covenants of NW Natural for the benefit of the registered owners of those Unsecured Debt Securities, other than those specified in this prospectus,

o the terms, if any, pursuant to which those Unsecured Debt Securities may be converted into or exchanged for shares of capital stock or other securities of NW Natural or any other entity,

o the person to whom NW Natural will pay interest on those Unsecured Debt Securities on any interest payment date, if other than the person in whose name those Unsecured Debt Securities are registered at the close of business on the record date for that interest payment,

o the amount and terms of a service charge, if any, for the registration of transfer or exchange of those Unsecured Debt Securities,

o any exceptions to the definition of Legal Holiday or variation in the definition of Business Day under the Indenture with respect to those Unsecured Debt Securities,

o the terms, if any, required to permit those Unsecured Debt Securities to be registered pursuant to a non-certificated system of registration, and

o any other terms of those Unsecured Debt Securities that are not inconsistent with the provisions of the Indenture.

FORM, EXCHANGE AND PAYMENT

      Unless otherwise specified in the prospectus supplement relating to the Unsecured Debt Securities, the Unsecured Debt Securities will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

DEFEASANCE

      The principal amount of the Unsecured Debt Securities of any series issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of NW Natural in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust:

      (1)   money in an amount which will be sufficient, or

      (2) in the case of a deposit made prior to the maturity of those Unsecured Debt Securities, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or

      (3)   a combination of (1) and (2) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Unsecured Debt Securities of that series that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (See Indenture, Sections 101, 701.)

      If NW Natural deposits any money and/or Government Obligations with respect to the Unsecured Debt Securities of any series, or any portion of the principal amount thereof, prior to the maturity or redemption of such Unsecured Debt Securities or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of NW Natural in respect to such Unsecured Debt Securities or such portion thereof as described in Section 701 of the Indenture, NW Natural shall deliver to the Indenture Trustee either:

      (1) an instrument wherein NW Natural, notwithstanding such satisfaction and discharge, shall assume the obligation to irrevocably deposit with the Indenture Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations previously deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Unsecured Debt Securities or such portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of NW Natural to make additional deposits as described above shall be subject to the delivery to NW Natural by the Indenture Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Indenture Trustee, showing the calculation thereof, or

      (2) an opinion of counsel to the effect that the holders of such Unsecured Debt Securities, or such portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

      In the event that NW Natural shall elect to deliver to the Indenture Trustee an instrument as described in clause (1) of the preceding paragraph in connection with any such deposit of money and/or Government Obligations with the Indenture Trustee, under current applicable United States federal income tax regulations, the holders of such Indenture Securities, or such portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected. There can be no assurance that such United States federal income tax regulations will not change such that, as a result of such deposit and delivery by NW Natural of such instrument, holders of Unsecured Debt Securities may recognize income, gain or loss for United States federal income tax purposes and may not be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been made.

EVENTS OF DEFAULT AND NOTICE THEREOF

      Events of default are:

      (1) default for three business days in payment of principal,

      (2) default for 60 days in payment of interest,

      (3) certain events in bankruptcy, insolvency or reorganization,

      (4) default for 90 days after notice in the case of a breach of any other covenant, and

      (5) any other event of default specified with respect to the Indenture Securities of a particular series.

      No event of default with respect to a series of Indenture Securities necessarily constitutes an event of default with respect to the Indenture Securities of any other series.

      The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the holders of the Indenture Securities. (See Indenture, Sections 801 and 903.)

      Either the Indenture Trustee or the holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but NW Natural may annul such default by effecting its cure and paying overdue interest and principal. No holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act. But, each holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it has reasonable grounds to believe that repayment is not reasonably assured.

      The holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Indenture, Sections 802, 807, 808, 812 and 902.)

EVIDENCE TO BE FURNISHED TO THE INDENTURE TRUSTEE

      Compliance with Indenture provisions will be evidenced by written statements of NW Natural's officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Indenture, Section 1004.)

MODIFICATION OF THE INDENTURE

      The rights of the holders of the Indenture Securities may be modified with the consent of the holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the holders of Indenture Securities may be modified without the consent of the holders if such modification would not be deemed to adversely affect their interests in any material respect.

      In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any holder of Indenture Securities without the consent of such holder. "Tranche" means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Article Twelve.)

THE INDENTURE TRUSTEE

      Deutsche Bank Trust Company Americas also serves as the Corporate Trustee under the Mortgage under which the First Mortgage Bonds are issued.

                         DESCRIPTION OF PREFERRED STOCK

      The following is a summary of certain rights and privileges of NW Natural's preferred stock. This summary description does not purport to be complete. Reference is made to NW Natural's Restated Articles of Incorporation, its Bylaws and any articles of amendment to the Restated Articles of Incorporation establishing a particular series of preferred stock, which are filed as exhibits to this registration statement, or in the case of any articles of amendment relating to a future series of preferred stock, will be filed with the SEC prior to the issuance of such series, and incorporated herein by reference. The following statements are qualified in their entirety by such references.

      The Board of Directors is authorized under NW Natural's Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series. NW Natural will include some or all of this information about a specific series of preferred stock being offered in the prospectus supplement(s) relating to such series. As used herein, the term "preferred stock" includes all series.

DIVIDENDS

      Each series of the preferred stock is entitled in preference to the common stock and the preference stock (a separate class of capital stock subordinate to the preferred stock, see Restated Articles of Incorporation, Article III, C. 10) to dividends cumulative from the date of issue, at the rate fixed by the Board of Directors, payable quarterly on February 15, May 15, August 15 and November 15.

VOTING RIGHTS

      Generally, only NW Natural's common stock has voting rights. The common stock has cumulative voting rights with respect to the election of directors. The preferred stock has the special right to elect the smallest number of directors which shall constitute at least one-fourth of the total number of directors, or two directors, whichever shall be greater, if payments of four full quarterly dividends or more per share on any share or shares of preferred stock are in arrears.

OTHER PROVISIONS

      NW Natural may not, without the written consent or affirmative vote of the holders of two-thirds of the preferred stock then outstanding (1) create or authorize any new stock ranking prior to the preferred stock as to dividends or upon dissolution, liquidation or winding up, or (2) amend, alter or repeal any of the express terms of the preferred stock then outstanding in a manner substantially prejudicial to the holders thereof, except, that, if any such proposed amendment, alteration or repeal would be substantially prejudicial to less than all series of preferred stock, then only the consent of the holders of two-thirds of the total number of shares of all series so affected is required.

      In addition, NW Natural may not, without the written consent or affirmative vote of the holders of a majority of the preferred stock then outstanding, issue preferred stock or any other class of stock ranking prior to or on a parity with the preferred stock as to dividends or upon dissolution, liquidation or winding up unless (1) the net income of NW Natural available for the payment of dividends for a period of twelve consecutive months within the fifteen preceding months is at least equal to two times the annual dividend requirements of the preferred stock, and all other classes of stock ranking prior to or on a parity with the preferred stock, to be outstanding immediately after the issuance of such stock, including the stock proposed to be issued, and the gross income of NW Natural available for the payment of interest for a period of twelve consecutive months within the fifteen preceding months is at least equal to one and one-half times the aggregate of the annual interest requirements on its indebtedness, and the annual dividend requirements of the preferred stock and of all other classes of stock ranking prior to or on a parity with the preferred stock as to dividends or upon dissolution, liquidation or winding up, to be outstanding immediately after the issuance of such stock, including the stock proposed to be issued and (2) the capital of NW Natural applicable to the common stock and its surplus is not less than the amount payable on the involuntary dissolution, liquidation or winding up of the corporation on the preferred stock, and on all other classes of stock ranking prior to or on a parity with the preferred stock as to the dividends or upon dissolution, liquidation or winding up, to be outstanding immediately after the issuance of such shares, including the shares proposed to be issued.

      Certain terms relating to NW Natural's preferred stock and preference stock in respect of dividends, liquidation rights, limitations on payment of dividends and voting are discussed below in "Description of Common Stock-- Dividends and Liquidation Rights" and "-- Dividend Limitations".

                           DESCRIPTION OF COMMON STOCK

GENERAL

      The following is a summary of certain rights and privileges of NW Natural's common stock and the associated common share purchase rights. This summary description does not purport to be complete. Reference is made to NW Natural's Restated Articles of Incorporation and its Bylaws and the Rights Agreement, dated as of February 27, 1996, as amended (Rights Agreement), between NW Natural and ChaseMellon Shareholder Services which are filed as exhibits to this registration statement, and incorporated herein by reference. The following statements are qualified in their entirety by such references.

DIVIDENDS AND LIQUIDATION RIGHTS

      Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. NW Natural has two authorized classes of senior capital stock. They are preferred stock and preference stock, none of which is currently outstanding. NW Natural's preferred stock and preference stock are entitled in preference to the common stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

DIVIDEND LIMITATIONS

      Should dividends on either the preferred stock or the preference stock be in arrears, no dividends on the common stock may be paid or declared. Except with the consent of the holders of a majority of the preferred stock then outstanding, no dividends on the common stock or the preference stock may be paid or declared unless the preferred stock purchase and sinking fund obligations have been met for that year. Future series of the preferred stock or the preference stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Natural may issue long-term debt.

VOTING RIGHTS

      Except as provided by law or as described below, only the common stock has voting rights. Cumulative voting is permitted by the Restated Articles of Incorporation to holders of common stock at elections of directors. The preferred stock has the special right to elect the smallest number of directors which constitutes at least one-fourth of the total number of directors, or two directors, whichever is greater, if payments of four quarterly dividends or more on any share or shares of preferred stock should be in arrears.

CLASSIFICATION OF THE BOARD OF DIRECTORS

      The Board of Directors of NW Natural may consist of not less than 9 nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The current number is 11. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person's consent thereto shall be delivered to the Secretary of NW Natural within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors. The foregoing provisions will not apply to directors, if any, elected by the holders of the preferred stock.

TRANSACTIONS WITH RELATED PERSONS

      NW Natural shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Natural) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Natural not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Natural in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Natural that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a "business transaction" includes a merger, consolidation, reorganization or recapitalization, a purchase, sale, lease, exchange or mortgage of all or a substantial part (10% or more) of the property of NW Natural or a related person, an issuance, sale or exchange of securities and a liquidation, spin-off or dissolution; a "related person" includes a person, organization or group thereof owning 10% or more of the capital stock of NW Natural; "continuing directors" are those whose nominations for directorship shall have been approved by a majority of the directors in office on April 9, 1984 or by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Natural (other than shares held by related persons).

PREEMPTIVE RIGHTS

      The holders of the common stock have no preemptive rights.

OTHER PROVISIONS

      The issued and outstanding shares of NW Natural's common stock are, and the common stock offered hereby will be, fully paid and nonassessable.

COMMON SHARE PURCHASE RIGHTS

      The holders of the common stock have one common share purchase right for each of their shares. Each right, initially evidenced by and traded with the common stock, entitles the holder to purchase one-tenth of a share of common stock at a purchase price of $6.67, subject to adjustment (Purchase Price). The rights will be exercisable only if a person or group (Person) shall acquire ownership of 15% or more of the common stock (such Person being hereinafter referred to as an Acquiring Person) or shall announce a tender offer, the consummation of which would result in such Person becoming an Acquiring Person.

      If any Person shall have become an Acquiring Person, each right, other than rights owned by the Acquiring Person (which shall be void), may be exercised by its holder to purchase, at a 50% discount, shares of common stock having a market value equal to 20 times the Purchase Price. If a Person shall have become an Acquiring Person but shall not have acquired ownership of 50% or more of the common stock, the Board of Directors may provide for the exchange of all or a part of the rights (other than rights which shall be void as described above) for common stock at a ratio of one share per right.

      In the event that (i) NW Natural shall consolidate or merge with any other Person, (ii) any Person shall consolidate or merge with NW Natural and NW Natural shall be the surviving corporation and, in connection therewith, all or part of the common stock shall be changed into or exchanged for stock or other securities of any Person (including NW Natural) or cash or any other property, or (iii) NW Natural shall sell or otherwise transfer, assets or earning power aggregating 50% or more of the assets or earning power of NW Natural to any other Person, each right, except rights owned by an Acquiring Person (which shall be void), may be exercised by its holder to purchase, at a 50% discount, shares of common stock of the other Person having a market value equal to 20 times the Purchase Price.

      At any time prior to any Person becoming an Acquiring Person, the Board of Directors may redeem the rights at a price of $.01 per right. The rights will expire on March 15, 2006 unless they are exchanged or redeemed (as described above) earlier than that date.

      The issuance of common stock upon exercise of the rights will be subject to any necessary regulatory approvals.

      The rights have anti-takeover effects because they will cause substantial dilution of the common stock if a Person attempts to acquire NW Natural on terms not approved by the Board of Directors.

                              PLAN OF DISTRIBUTION

      NW Natural may sell the securities offered pursuant to this prospectus and one or more prospectus supplements (Offered Securities) in one or more series in any of three ways: (1) through underwriters or dealers; (2) through agents; or
(3) directly to a limited number of purchasers or to a single purchaser.

THROUGH UNDERWRITERS OR DEALERS

      If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to the Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Offered Securities offered by such prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

THROUGH AGENTS

      The Offered Securities may be sold through agents designated by NW Natural from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by NW Natural to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

DIRECTLY TO ONE OR MORE PURCHASERS

      NW Natural may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

      The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including:

o     the name or names of any underwriters, dealers or agents;

o the purchase price of such Offered Securities and the proceeds to NW Natural from such sale;

o any underwriting discounts, agents' commissions and other items constituting underwriting compensation;

o     any initial public offering price; and

o any discounts or concessions allowed or reallowed or paid to dealers.

      Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If so indicated in the prospectus supplement with respect to the Offered Securities, NW Natural may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Offered Securities from NW Natural at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

      Agents, underwriters and dealers may be entitled under agreements entered into with NW Natural to indemnification by NW Natural against certain civil liabilities, including certain liabilities under the Securities Act or to contribution by NW Natural with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to NW Natural's Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    LEGALITY

      The legality of the securities will be passed upon for NW Natural by Beth
A. Ugoretz, Esquire, General Counsel of NW Natural, and by Thelen Reid & Priest LLP, New York, New York, and for the underwriters, dealers, or agents by Simpson Thacher & Bartlett LLP, New York, New York. Ms. Ugoretz may rely upon the opinion of Thelen Reid & Priest LLP as to certain legal matters arising under New York law. Thelen Reid & Priest LLP and Simpson Thacher & Bartlett LLP may rely upon the opinion of Ms. Ugoretz as to certain legal matters arising under Oregon law, and Ms. Ugoretz, Thelen Reid & Priest LLP and Simpson Thacher & Bartlett LLP may rely upon the opinion of Stoel Rives LLP, Portland, Oregon, as to certain legal matters arising under Washington law. However, all matters pertaining to titles, the lien and enforceability of the Mortgage and franchises, will be passed upon only by Ms. Ugoretz, who may rely on the opinion of Stoel Rives LLP as to certain legal matters arising under Washington law.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED, EXCEPT SEC FILING FEE).


Filing Fee-Securities and Exchange
   Commission...................................       $19,820
Fees of Trustees, including counsel
   and authentication fees......................       $20,000
Legal fees .....................................      $175,000
Accounting fees and expenses ...................       $50,000
Rating Agencies' fees ..........................      $105,000
Printing and engraving .........................       $25,000
Miscellaneous expense ..........................       $10,180
                                                      --------
  Total expenses ...............................      $405,000
                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Oregon Business Corporation Act (the "Act") provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

      (1) shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

      (2) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

      (3) may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

      The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct in Section (2) or (3) above has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

      NW Natural's Bylaws provide that NW Natural shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

      NW Natural's Restated Articles of Incorporation provide that NW Natural shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

      NW Natural's shareholders have approved and NW Natural has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

      (1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

      (2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on NW Natural to prove that the director or officer is not entitled to indemnification;

      (3) indemnity is explicitly provided for judgments and settlements in derivative actions;

      (4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

      (5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.

      NW Natural maintains in effect a policy of insurance providing for reimbursement to NW Natural of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which NW Natural may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.

ITEM 16. LIST OF EXHIBITS.

      Reference is made to the Exhibit Index on page II-6 hereof.

ITEM 17. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the Securities Act);

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) that are incorporated by reference in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (Trust Indenture Act) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears hereinafter hereby appoints Mark S. Dodson, Bruce R. DeBolt, Beth A. Ugoretz and John T. Hood, the Agents for Service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon, on the 6th day of February, 2004.

                                    NORTHWEST NATURAL GAS COMPANY


                                    By:   /s/ Mark S. Dodson
                                          ------------------------------------
                                          Mark S. Dodson
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

            Signature                     Title                 Date
            ---------                     -----                 ----

    /s/ Mark S. Dodson             Principal Executive          February 6, 2004
------------------------           Officer, and Director
   Mark S. Dodson,
   President and Chief
   Executive Officer


    /s/ Bruce R. DeBolt            Principal Financial          February 6, 2004
------------------------           Officer
   Bruce R. DeBolt
   Senior Vice President,
   Finance, and Chief
   Financial Officer


    /s/ Stephen P. Feltz           Principal Accounting         February 6, 2004
------------------------           Officer
    Stephen P. Feltz,
    Treasurer and Controller


    /s/ Timothy P. Boyle                   Director      )     February 6, 2004
------------------------                                 )
    Timothy P. Boyle                                     )


    /s/ John D. Carter                     Director      )      February 6, 2004
------------------------                                 )
    John D. Carter                                       )


    /s/ C. Scott Gibson                    Director      )      February 6, 2004
------------------------                                 )
    C. Scott Gibson                                      )


    /s/ Tod R. Hamachek                    Director      )      February 6, 2004
------------------------                                 )
    Tod R. Hamachek                                      )



    /s/ Randall C. Pape                    Director      )      February 6, 2004
------------------------                                 )
    Randall C. Pape                                      )

    /s/ Richard G. Reiten                  Director      )      February 6, 2004
------------------------------                           )
    Richard G. Reiten                                    )


    /s/ Robert L. Ridgley                  Director      )      February 6, 2004
------------------------------                           )
    Robert L. Ridgley                                    )


    /s/ Melody C. Teppola                  Director      )      February 6, 2004
------------------------------                           )
    Melody C. Teppola                                    )


    /s/ Russell F. Tromley                 Director      )      February 6, 2004
------------------------------                           )
    Russell F. Tromley                                   )


    /s/ Richard L. Woolworth               Director      )      February 6, 2004
------------------------------                           )
    Richard L. Woolworth                                 )

                                INDEX TO EXHIBITS

EXHIBIT
   NO.                                 DESCRIPTION
--------  ----------------------------------------------------------------------
 +1(a)    Form of Underwriting Agreement relating to the debt securities.

 +1(b)    Form of Underwriting Agreement relating to the common stock.

 +1(c)    Form of Underwriting Agreement relating to the preferred stock.

 *4(a) Restated Articles of Incorporation, as filed and effective June 24, 1988, as amended December 8, 1992, December 1, 1993 and May 27, 1994 (filed as Exhibit 3a. to Form 10-K for 1994).

4(b)      Bylaws as amended December 18, 2003.

*4(c) Rights Agreement, dated as of February 27, 1996, between the Company and Boatmen's Trust Company, ChaseMellon Shareholder Services as successor, which includes as Exhibit A thereto the form of a Right Certificate and as Exhibit B thereto the Summary of Rights to Purchase Common Shares (filed as Exhibit 1 to Form 8-A, dated February 27,
          1996), as amended by Amendment No. 1 thereto, dated October 5, 2001 (filed as Exhibit 4h. to Form 10-K for 2002).

+4(d) Form of Articles of Amendment to Restated Articles of Incorporation establishing a series of Preferred Stock.

*4(e) Copy of Mortgage and Deed of Trust, dated as of July 1, 1946, to Bankers Trust Company (now Deutsche Bank Trust Company Americas) and R.G. Page (to whom Stanley Burg is now successor), Trustees (filed as
          Exhibit 7(j) in File No. 2-6494), together with Indentures supplemental thereto Nos. 1 through 14, dated, respectively, as of June 1, 1949, March 1, 1954, April 1, 1956, February 1, 1959, July 1,
          1961, January 1, 1964, March 1, 1966, December 1, 1969, April 1, 1971,
          January 1, 1975, December 1, 1975, July 1, 1981, June 1, 1985, and
          November 1, 1985 (filed as Exhibit 4(d) in File No. 33-1929); No. 15, dated as of July 1, 1986 (filed as Exhibit (4)(c) in File No. 33-24168); Nos. 16, 17 and 18, dated, respectively, as of November 1, 1988, October 1, 1989 and July 1, 1990 (filed as Exhibit (4)(c) in File No. 33-40482); No. 19, dated as of June 1, 1991 (filed as Exhibit 4(c) in File No. 33-64014; and No. 20, dated as of June 1, 1993 (filed as Exhibit 4(c) in File No. 33-53795).

 4(f)     Form of Supplemental Indenture relating to First Mortgage Bonds.

 4(g)     Form of First Mortgage Bond.

*4(h) Copy of Indenture, dated as of June 1, 1991, to Bankers Trust Company (now Deutsche Bank Trust Company Americas), Trustee, relating to the Unsecured Debt Securities (filed as Exhibit 4(e) in File No. 33-64014).

*4(i) Copy of Officers' Certificate, dated as of June 18, 1993, establishing series of unsecured medium term notes and Form of Instructions for both secured and unsecured medium term notes (filed as Exhibit 4(f) to Form 10-K for the year ended December 31, 1993).

 4(j) Form of Officers' Certificate, together with form of fixed rate unsecured note, establishing the issuance of one or more series of Unsecured Debt Securities (including the form of Unsecured Debt Security).

 5(a) Opinion of Beth A. Ugoretz, Esquire, regarding the validity of the securities.

 5(b) Opinion of Thelen Reid & Priest LLP, regarding the validity of the securities.

   12 Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends.

23(a)     Consent of PricewaterhouseCoopers LLP.

23(b)     Consent of Stoel Rives LLP.

23(c) The consents of Beth A. Ugoretz, Esquire, and of Thelen Reid & Priest LLP are included in their opinions filed, respectively, as Exhibits 5(a) and 5(b).

   24     Power of attorney (see page II-4).

25(a)     Statement of Eligibility of the Corporate Trustee on Form T-1.

25(b)     Statement of Eligibility of Stanley Burg on Form T-2.

25(c)     Statement of Eligibility of the Indenture Trustee on Form T-1.


-----------

*     Incorporated by reference herein as indicated.

+     To be filed by amendment or pursuant to a report to be filed pursuant to
      Section 13 or 15(d) of the Securities Exchange Act of 1934 if applicable.